Exhibit 99.1

Horsehead Holding Corp. Reports Second Quarter 2015 Results

PITTSBURGH--(BUSINESS WIRE)--August 7, 2015--Horsehead Holding Corp. (Nasdaq: ZINC) reported a consolidated net loss of $3.6 million, or $(0.06) per diluted share, for the second quarter of 2015 compared to a consolidated net loss of $5.1 million, or $(0.10) per diluted share, for the second quarter of 2014. Results for the quarter, adjusted to exclude favorable non-cash adjustments associated with hedges, was a consolidated net loss of $12.4 million, or $(0.22) per diluted share, compared to a consolidated net loss on the same basis of $3.2 million for the second quarter of 2014, or $(0.06) per diluted share.

“The quarter reflected lower shipments of zinc metal compared with the prior year’s quarter due, in part, to the sale of the remaining inventory from the Monaca, Pennsylvania facility in the prior year’s quarter. The shortfall in shipments was partially offset by continued solid demand for our zinc calcine, completion of the sale of the Monaca property and higher LME zinc prices. Production of finished zinc products increased 7.6% compared with the prior year’s quarter reflecting the transition of zinc production from the Monaca smelter to the Mooresboro facility in the prior year’s quarter,” said Jim Hensler, President and Chief Executive Officer.

Mooresboro Status

“Our primary focus during the quarter was the continued ramp-up of the Mooresboro facility. The facility produced approximately 10,600 tons of zinc metal during the quarter, a 10% improvement versus the first quarter of 2015. We continued to supplement our zinc metal shipments with the sale of approximately 28,000 tons of zinc calcine during the second quarter. The total quantity of zinc contained in all product shipments, including Zochem, during the quarter was 46,418 tons, an amount which was 10.8% higher than the first quarter of 2015.”

“The pace of the ramp-up increased as we exited the second quarter and in July, a month in which we took a planned outage, the facility produced approximately 4,000 tons of zinc metal, a 7% increase over June’s production. Upgrades made during the planned outage, along with the additional processing capacity supplied by Veolia (a water treatment specialist), have eased the bottleneck in our bleed treatment circuit. We also made progress on the previously mentioned pilot plant designed to quickly add and evaluate incremental bleed treatment capacity. We expect it to be operational sometime in August. We expected better performance in July; however, we experienced unexpected production constraints due to equipment reliability issues, caused mainly by design deficiencies, some of which we have already remedied. We are encouraged that the operations in Mooresboro appear to have stabilized over the past quarter. We expect continued steady progress as we debottleneck the facility and systematically address equipment reliability issues. We continue to believe that, once the Mooresboro facility is fully and efficiently operating, we will realize $90 to $110 million of incremental Adjusted EBITDA compared to our prior operations at Monaca. However, the timing for achieving specific milestones during the ramp-up or the completion of the ramp-up cannot be predicted with certainty,” added Hensler.

Second Quarter Highlights

Compared to the same quarter last year:

  Zinc finished product and calcine shipments, on a zinc contained basis, decreased 8,633 tons, or 15.7%, to 46,418 tons for the quarter, comprised of 29,017 zinc tons of finished products and 17,401 zinc tons in calcine.
  EAF dust receipts decreased 10.7% to 134,511 tons, primarily reflecting reduced industry steel production.
  The LME zinc price averaged $0.99/lb for the second quarter of 2015 and $0.94/lb for the second quarter of 2014. The LME nickel price averaged $5.90/lb for the second quarter of 2015 compared to $8.38/lb for the second quarter of 2014.
  Net sales, excluding non-cash hedge effects, decreased $16.0 million, or 12.4%, to $112.7 million, reflecting the effect of reduced shipment volumes of finished zinc products and zinc calcine, partially offset by increased sales of nickel-based products and services and a 5.6% higher LME zinc price. Price realization for finished zinc products on a zinc-contained basis reflected a $0.20/lb premium to the average LME zinc price for the quarter consistent with the prior year quarter. Sales for the second quarter of 2015 included $10.1 million of unrealized gains associated with hedge positions compared to $2.5 million of unrealized losses in the prior year quarter.
  Cost of sales were $108.2 million, a $7.9 million decrease from the prior year’s quarter, as the effect of reduced shipments of finished zinc products was partially offset by startup costs at the Mooresboro facility. Cost of sales for the second quarter included a lower-of-cost-or-market charge of $1.3 million to reflect the lower LME zinc price at June 30, 2015.
  Other income increased $12.0 million for the quarter primarily reflecting the gain on the sale of the Monaca property to Shell.
  Cash used by operating activities was $27.4 million for the quarter ended June 30, 2015, as accounts payable and accrued expenses decreased $6.2 million and inventories and accounts receivable increased $13.3 million during the quarter. Capital spending was $10.1 million for the quarter and the net proceeds received during the quarter for the sale of the Monaca property was $9.0 million. Cash on hand and availability on our credit facilities totaled $53.9 million at the end of the quarter. In July, we completed a refinancing of two of our credit facilities, adding approximately $30 million of additional liquidity. We believe we have adequate liquidity to meet the capital needs of the business through completion of the ramp-up of the Mooresboro facility.

Shipments and Production Data

	Quarter ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

Zinc production
finished product - tons	23,326	21,676	45,340	56,185
Shipments - tons
Zinc finished product	32,162	38,831	62,482	77,373
WOX/Calcine shipments	27,886	29,225	51,069	38,151
Total zinc contained - tons	46,418	55,051	88,307	95,851
Net sales realization
Zinc finished products - per lb	$1.08	$1.03	$1.07	$1.02
Zinc finished products - per lb zinc contained	$1.19	$1.14	$1.19	$1.13
EAF dust receipts - tons	134,511	150,576	265,021	290,684
Nickel remelt alloy shipments - tons	8,457	7,620	13,908	14,891
LME average zinc price - per lb	$0.99	$0.94	$0.97	$0.93
LME average nickel price - per lb	$5.90	$8.38	$6.21	$7.49

Business Outlook

During the second quarter, EAF dust tons processed were comparable to the quantity processed during the second quarter of 2014 but declined by 2% compared with the first quarter of 2015 due primarily to maintenance outages taken on several kilns during the quarter. EAF dust receipts increased 3% on a sequential quarter basis as we began to see signs that steel production started to recover after hitting the low point for the year in April 2015. Given our system-wide inventory of recyclable zinc units, we expect to operate all of our kilns during the third quarter, although we plan to take extended maintenance outages on some of our kilns during the quarter. Based upon the expected rate of ramp-up at Mooresboro, we expect to continue to produce zinc calcine from excess waelz oxide during the third quarter. We had hedge positions for the second quarter of 2015 at an average LME price of $0.97/lb and currently have hedge positions for the second half of 2015 at $1.07/lb on more than half of our expected zinc shipments to reduce volatility in our cash flow during the continued ramp-up of the Mooresboro facility.

Zochem’s earnings before taxes for the quarter were $2.5 million, a 26% reduction compared with the prior year’s quarter, due primarily to a lower volume of shipments as Zochem sold the remaining Monaca inventory in the prior year’s quarter and the lag-effect of lower LME zinc prices from the first quarter of 2015 carried over into the current quarter. This was partially offset by the favorable effect of a lower conversion cost per pound as production increased 2.2% compared to the prior year’s quarter.

INMETCO’s earnings before taxes were $4.0 million for the quarter, an increase of 8.1% versus the prior year’s quarter, due primarily to a 13% increase in production and an 11% increase in shipments partially offset by a lower nickel price.

We continue to evaluate the feasibility of adding additional EAF dust recycling capacity to serve new EAF steel mill entrants to the market as well as provide for market share growth. We have had very positive discussions with several steel mills. We are in the process of starting a site evaluation process and beginning preliminary engineering work to assess this opportunity.

Conference Call Information

Horsehead will conduct a conference call with investors and analysts on Friday, August 7, 2015, at 11:00 am EDT to discuss its second quarter results. Dial-in instructions are as follows.

Dial-In Number(s):

United States Toll Free:	1 (877) 261-8992
International & US Toll:	1 (847) 619-6548

Confirmation Number:	40238200

An Audio-Only Web Conference Cast will also be available from the Investor Relations Corporate Information page of our website www.horsehead.net or directly at http://event.on24.com/r.htm?e=1024712&s=1&k=ED798BF395BFFD0E79638AAEE18B02F3

A replay of the call will be available beginning at 1:30 pm EDT on Friday, August 7, 2015 and ending on Friday, August 14, 2015 at 11:59 pm EDT. Dial-in instructions for the replay are:

Dial-In Number(s):

United States Toll Free:	1 (888) 843-7419
International & US Toll:	1 (630) 652-3042

Access Code:	4023 8200#

About Horsehead

Horsehead Holding Corp. (“Horsehead”) (Nasdaq: ZINC) is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace dust; The International Metals Reclamation Company, Inc. (“INMETCO”), a leading recycler of metals-bearing wastes and a leading processor of nickel-cadmium (NiCd) batteries in North America; and Zochem, Inc. (“Zochem”), a zinc oxide producer located in Brampton, Ontario. Horsehead, headquartered in Pittsburgh, PA, employs approximately 700 people and has seven facilities throughout the U.S. and Canada. Visit www.horsehead.net for more information.

Cautionary Statement about Forward-Looking Statements

This press release contains forward-looking statements, including statements about business outlook, future operating levels, expectations relating to the Mooresboro facility, liquidity, proposed and potential initiatives and strategy, financial and performance targets and statements about historical results that may suggest trends for our business. These statements are based on assumptions, estimates and information available to us at the time of this press release and are not guarantees of future performance. Our actual results, performance or achievement could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of our filings with the Securities and Exchange Commission for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Summary Consolidated Financial Results (in thousands except per share amounts):

Income Statement (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

Net sales	$122,798	$126,265	$224,942	$236,329
Cost of sales (excluding depreciation and amortization)	108,160	116,075	214,283	216,075

Gross profit (excluding depreciation and amortization)	14,638	10,190	10,659	20,254
Depreciation and amortization	15,149	8,115	26,990	12,968
S G & A expenses	6,796	6,087	13,574	12,125
Loss from operations	(7,307)	(4,012)	(29,905)	(4,839)
Interest expense	9,114	2,996	18,228	3,534
Interest and other income	12,255	279	12,585	2,767
Loss before taxes	(4,166)	(6,729)	(35,548)	(5,606)
Income tax benefit	(547)	(1,609)	(13,435)	(1,215)
Net loss	$(3,619)	$(5,120)	$(22,113)	$(4,391)

Loss per diluted share	$(0.06)	$(0.10)	$(0.40)	$(0.09)

Weighted average diluted shares outstanding	56,661	50,711	55,756	50,646

Adjusted EBITDA (1)	$(859)	$9,058	$(9,934)	$11,363

Balance Sheet Items

	June 30, 2015	December 31, 2014
	(unaudited)
Cash and equivalents	$51,045	$30,714
Other current assets	140,305	124,256
Property, plant and equipment, net	787,619	799,093
Other assets	23,147	19,454
Total assets	$1,002,116	$973,517

Current liabilities	$89,638	$106,423
Long-term debt	410,912	406,016
Other long-term liabilities	17,373	26,893
Stockholders’ equity	484,193	434,185
Total liabilities and stockholders’ equity	$1,002,116	$973,517

Segment Information (unaudited)

Three months ended June 30, 2015	Horsehead	Zochem	INMETCO	Corporate, eliminations and other	Total
Net sales	$76,259	$33,228	$14,422	$(1,111)	$122,798
(Loss)income before income taxes	(2,352)	2,465	3,964	(8,243)	(4,166)

Three months ended June 30, 2014	Horsehead	Zochem	INMETCO	Corporate, eliminations and other	Total
Net sales	$75,831	$37,082	$13,786	$(434)	$126,265
(Loss)income before income taxes	(11,412)	3,321	3,666	(2,304)	(6,729)

Six months ended June 30, 2015	Horsehead	Zochem	INMETCO	Corporate, eliminations and other	Total
Net sales	$133,386	$68,392	$24,531	$(1,367)	$224,942
(Loss)income before income taxes	(28,320)	4,540	4,727	(16,495)	(35,548)

Six months ended June 30, 2014	Horsehead	Zochem	INMETCO	Corporate, eliminations and other	Total
Net sales	$138,090	$72,829	$26,206	$(796)	$236,329
(Loss)income before income taxes	(15,367)	6,796	5,361	(2,396)	(5,606)

(1)

Adjusted EBITDA is a non-GAAP financial measure. Management uses adjusted EBITDA to evaluate our performance and to compare our current results with those for prior periods as well as with the results of other companies in our industry. We caution investors that Adjusted EBITDA should not be considered as a substitute for disclosures made in accordance with GAAP. Below is a reconciliation of adjusted EBITDA to net income (loss):

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

Net loss	$(3,619)	$(5,120)	$(22,113)	$(4,391)
Non-cash hedge adjustments	(10,061)	2,499	(9,766)	(601)
Non-cash compensation expense	1,360	1,177	2,747	2,410
Severance and other - Monaca	-	1,279	-	1,425
Income tax benefit	(547)	(1,609)	(13,435)	(1,215)
Interest expense	9,114	2,996	18,228	3,534
Interest and other income	(12,255)	(279)	(12,585)	(2,767)
Depreciation and amortization	15,149	8,115	26,990	12,968
Adjusted EBITDA	$(859)	$9,058	$(9,934)	$11,363

CONTACT:
Horsehead Holding Corp.
Robert D. Scherich, 724-773-9000
Vice President & CFO